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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 18, 2003

LivePerson, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-30141 (Commission File Number)	13-3861628 (IRS Employer Identification No.)
462 Seventh Avenue, 21st Floor, New York, New York (Address of Principal Executive Offices)	10018 (Zip Code)

(212) 609-4200
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Item 5. Other Events.

        LivePerson, Inc. ("LivePerson") received a letter, dated March 18, 2003, from The Nasdaq Stock Market, Inc., notifying LivePerson that during the preceding 30 consecutive trading days, the bid price of LivePerson's common stock had closed below the minimum bid price of $1.00 per share as required for continued inclusion in the Nasdaq SmallCap Market under Nasdaq Marketplace Rule 4310(c)(8)(D) (the "Rule"). The letter stated that LivePerson has until September 15, 2003 to demonstrate compliance with the Rule and that, if LivePerson is not in compliance by that date, Nasdaq will determine whether LivePerson meets the initial listing criteria for The Nasdaq SmallCap Market under Nasdaq Marketplace Rule 4310(c)(2)(A). This rule states that "[f]or initial inclusion, the issuer shall have (i) stockholders' equity of $5 million; (ii) market capitalization of $50 million...; or (iii) net income of $750,000 (excluding extraordinary or non-recurring items) in the most recently completed fiscal year or in two of the three most recently completed fiscal years."

        If LivePerson meets the initial listing criteria on September 15, 2003, it will be afforded an additional 180 calendar day grace period to demonstrate compliance with the minimum $1.00 per share bid price requirement. Further, if LivePerson has not been deemed in compliance within the second 180 day compliance period, it may be afforded an additional 90 day compliance period, provided it meets the initial listing criteria for The Nasdaq SmallCap Market under Nasdaq Marketplace Rule 4310(c)(2)(A).

        Otherwise, Nasdaq will provide written notification to LivePerson that its securities will be delisted from the Nasdaq SmallCap Market. If such an event occurs, LivePerson may appeal the decision to a Nasdaq Listing Qualifications Panel.

        If a delisting from the Nasdaq SmallCap Market were to occur, shares of LivePerson's common stock could trade in the over-the-counter market in the so-called "pink sheets" maintained by Pink Sheets LLC or on the National Association of Securities Dealers' OTC Bulletin Board, which was established for securities that do not meet the Nasdaq listing requirements. Such alternative trading markets are generally considered less efficient than the Nasdaq SmallCap Market. Consequently, selling LivePerson's common stock would be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and securities analysts' and news media coverage of LivePerson may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of common stock.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LivePerson, Inc. (Registrant)
Date: March 20, 2003	By:	/s/ TIMOTHY E. BIXBY Name: Timothy E. Bixby Title: President, Chief Financial Officer and Secretary

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  Item 5. Other Events.
SIGNATURES